Exhibit D-9



                      BEFORE THE PUBLIC SERVICE COMMISSION
                           OF THE STATE OF MISSISSIPPI

ENTERGY MISSISSIPPI, INC.               IN RE:    PETITION OF ENTERGY
EC123-0082-00                                     MISSISSIPPI, INC., FOR
                                                  APPROVAL OF THE TRANSFER OF
                                                  ELECTRIC TRANSMISSION
                                                  ASSETS AND RELATED
                                                  CERTIFICATE RIGHTS TO AN
                                                  INDEPENDENT ELECTRIC
                                                  TRANSMISSION COMPANY


               PETITION OF ENTERGY MISSISSIPPI, INC., FOR APPROVAL
                    OF THE TRANSFER OF ELECTRIC TRANSMISSION
                   ASSETS AND RELATED CERTIFICATE RIGHTS TO AN
                    INDEPENDENT ELECTRIC TRANSMISSION COMPANY


     COMES NOW Entergy Mississippi, Inc. ("Entergy Mississippi" or the "Company"), pursuant to Section 77-3-23 of the Mississippi Code of 1972, as amended, and Rule 8 of the Public Utilities Rules of Practice and Procedure ("Procedural Rules") of the Mississippi Public Service Commission ("Commission"), and hereby petitions the Commission to approve and authorize the transfer by Entergy Mississippi of all of its electric transmission facilities and assets, including (i) all physical electric transmission equipment and facilities and (ii) those portions of all easements, rights-of-way, land rights, related property and property rights, certificates of public convenience and necessity, operating rights, and any and all other rights, privileges, and licenses of every type, kind, or character, from whatever source obtained, including statutory and legal rights, that may be reasonably necessary, appropriate, or useful for the ownership, operation, maintenance, construction, extension, or acquisition of electric transmission facilities and assets (all such electric transmission facilities and assets hereinafter referred to collectively as "Transmission Assets") to an independent electric transmission company (the "Transco") as detailed and set out herein, and would show in support of this Petition as follows:

                                 I. INTRODUCTION
                                    ------------

                                       1.

     Entergy Mississippi, a Mississippi corporation, is an electric public utility subject to the jurisdiction of the Commission pursuant to the Mississippi Public Utilities Act of 1956, as amended (the "Act"). Entergy Mississippi provides electric utility service to approximately 380,000 retail customers in 45 counties in western Mississippi pursuant to Certificates of Public Convenience and Necessity ("Certificates") issued by the Commission and applicable legal rights. As an electric public utility, Entergy Mississippi owns electric equipment, facilities, property, and other assets used and useful in the performance of its duties to the public, including the Transmission Assets.

                                       2.

     Entergy Corporation, a Delaware corporation, is a registered holding company pursuant to the provisions of the Public Utility Holding Company Act of 1935, as amended ("Holding Company Act"). Entergy Corporation owns all of the common stock of a number of subsidiaries, including five operating companies, Entergy Mississippi, Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Louisiana, Inc. ("Entergy Louisiana"), Entergy New Orleans, Inc. ("Entergy New Orleans"), and Entergy Gulf States, Inc. ("Entergy Gulf States"). The five operating companies (the "Operating Companies") are primarily engaged in the generation, transmission, distribution, and sale of electricity to customers in Arkansas, Louisiana, Mississippi, and Texas. The Entergy Corporation companies, which operate as an integrated interstate electric utility system, are referred to herein as the "Entergy System" or, collectively, "Entergy." The Entergy System has generating capacity of nearly 30,000 megawatts and serves approximately 2.5 million customer accounts.

                                       3.

     Entergy Mississippi hereby petitions the Commission for approval and authorization to transfer the Company's Transmission Assets to the Transco. The Transco will be a limited liability company organized under Delaware law to engage in the business of providing non-discriminatory, open-access electric transmission service, as directed by the Federal Energy Regulatory Commission (the "FERC"), over electric transmission facilities. The Transco will be a public utility as defined by Section 77-3-3 of the Mississippi Code of 1972, as amended. The Operating Companies, including Entergy Mississippi, intend to transfer their transmission assets to the Transco in return for passive ownership interests in the Transco. A copy of the form of the Transco Limited Liability Company Agreement is attached hereto as ENTERGY MISSISSIPPI EXHIBIT A.
                                                  -----------------------------
Under the proposals that have been filed by Entergy with the FERC, the Transco will operate as part of the Southwest Power Pool (the "SPP") under a proposed new Partnership Regional Transmission Organization (the "SPP Partnership RTO").

                                       4.

     The SPP is an Arkansas non-profit corporation with its principal place of business in Little Rock, Arkansas. The SPP was formed in 1941 by a voluntary, intercompany agreement among eleven utilities. In 1968, the SPP became a regional Reliability Council, joining with several other such organizations to form the predecessor to the North American Electric Reliability Council. The member utilities of the SPP currently serve more than four million customers in a 288,000 square-mile area covering all or part of the states of Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Oklahoma, and Texas.

                                       5.

     Entergy Mississippi hereby is seeking the approval of the Commission to transfer, as fully described herein, Entergy Mississippi's Transmission Assets to the Transco in order that the Transmission Assets will be owned, operated, maintained, and managed by the Transco, which will be an independent transmission provider pursuant to the provisions of FERC Order No. 2000.

                  II. PHYSICAL ELECTRIC TRANSMISSION EQUIPMENT
                      ----------------------------------------
                        AND FACILITIES TO BE TRANSFERRED
                        --------------------------------

                                       6.

     Entergy Mississippi is proposing to transfer to the Transco all physical electric transmission equipment and facilities operating at voltage levels at or above 69 kV. These facilities include:

     a) transmission lines (including towers, poles, and conductors), transmission substations, transmission switching stations, and related easements and land rights;

     b) transformers providing transformation within the bulk power transmission system;

     c) the transmission system control center and operating facilities;

     d) transmission lines providing connections to generation sources and step-up (plant) substations;

     e) radial taps from the transmission system up to, but not including, the facilities that establish a connection to electric distribution facilities or retail customers;

     f) common facilities in substations that provide primarily a transmission function; and

     g) voltage control devices and power flow control devices directly connected to the transmission system.

                                       7.

     With respect to establishing the dividing line between transmission and distribution assets, the Transmission Assets transferred to the Transco include equipment and facilities that operate at or above 69 kV. Such equipment and facilities function as part of the integrated transmission system to deliver bulk power to transmission customers. Transmission lines and the switching stations and substations that serve to interconnect only transmission lines are considered transmission facilities. Similarly, distribution assets include equipment and facilities that operate below 69 kV. Such equipment and facilities function as part of the distribution delivery system. Distribution lines, and the switching stations and substations that serve to interconnect only distribution lines, are considered distribution facilities.

                                       8.

     Entergy Mississippi has a number of dual-function substations that contain transmission elements (i.e., facilities operating at or above 69 kV) and distribution elements (i.e., facilities operating below 69 kV). For these dual-function substations, the dividing line between transmission and distribution is at the high voltage side of the disconnect switch of the distribution transformer. For the common use assets (i.e., land, structures, equipment, facilities, and other assets used to support both transmission and distribution functions) located at dual-function substations, these assets will be considered to be transmission facilities for substations that are connected to three or more transmission lines and will be considered to be distribution facilities for substations that are connected to one or two transmission lines.

                                       9.

     With respect to the dividing line between generation and transmission assets, generator step-up transformers and generation leads are classified as generation assets. The dividing line between the generation assets and transmission assets is defined to be at the high-voltage bushing of the generator step-up transformer. All common use assets within a generation switchyard will be classified as transmission assets and assigned to the Transco because of their effect on the integrated transmission system.

                                       10.

     The Company's books and records are kept in accordance with the Uniform System of Accounts, pursuant to the rules and regulations of the Commission and of the FERC. All utility plant accounts are stated at original cost.

                                       11.

     The transmission facilities to be transferred to the Transco are described in the Direct Testimonies and Exhibits of Company witnesses George R. Bartlett and J. David Wright. Mr. Bartlett describes the transmission facilities that will be transferred, including the division between the transmission and distribution facilities and between the generation and transmission facilities. Mr. Wright describes the accounting treatment for the transfer of assets and liabilities to the Transco.

              III. CERTIFICATES OF PUBLIC CONVENIENCE AND NECESSITY
                   ------------------------------------------------
                       AND OTHER ASSETS TO BE TRANSFERRED
                       ----------------------------------

                                       12.

     The Commission has, over the years, issued numerous Certificates pursuant to the Act (Section 77-3-1, et seq., of the Mississippi Code of 1972) as amended, authorizing Entergy Mississippi to construct, acquire, own, extend, operate, and maintain transmission lines and related facilities. Entergy Mississippi has constructed, acquired, owned, extended, operated, and maintained transmission equipment and facilities pursuant to those Certificates and pursuant to statutory rights, Commission rules, and other rights, privileges, and licenses, which equipment and facilities have been used and useful in providing service to the public and subject to the jurisdiction of the Commission.

                                       13.

     Entergy Mississippi is proposing to transfer to the Transco those portions of all certificates and of all easements, rights-of-way, land rights, related property and property rights, operating rights, and any and all other rights, privileges, and licenses of every type, kind, or character, from whatever source obtained, including statutory and legal rights, that may be reasonably necessary, appropriate, or useful for the ownership, operation, maintenance, construction, extension, or acquisition of electric transmission facilities and assets. It is the intent and purpose of the proposed transaction that upon the transfer by Entergy Mississippi to the Transco of the Transmission Assets as described in this Petition, the Transco will be a public utility under Section 77-3-3 of Mississippi Code of 1972, as amended. As an electric transmission public utility owning and operating the existing transmission facilities being acquired from Entergy Mississippi, the Transco, as a part of the SPP Partnership RTO, will construct and acquire such transmission facilities and assets in the future as may be required to discharge its responsibilities under its regional transmission system expansion process and applicable Mississippi law. By this Petition Entergy Mississippi seeks approval to transfer to the Transco Entergy Mississippi's rights and authority under its existing certificates, applicable Mississippi law and the Commission's rules so as to allow and provide for the Transco to make the aforesaid construction and acquisition in the future.

                         IV. RELATED REGULATORY FILINGS
                             --------------------------

                                       14.

     This Petition is one of a series of filings Entergy Mississippi, either individually or in concert with the other Operating Companies, is making in order to transfer its Transmission Assets to the Transco, and to provide for the operation of such Transmission Assets as a part of the SPP Partnership RTO. On October 16, 2000, Entergy Services, Inc. ("ESI"), the service company of the Entergy System, filed with the FERC, on behalf of Entergy Mississippi and the other Operating Companies, an Application pursuant to FERC Order Nos. 2000 and 2000-A and Sections 203 and 205 of the Federal Power Act ("FPA") for a determination that the proposed Transco and the proposed SPP Partnership RTO satisfy the requirements of those Orders. ESI is seeking approval under Section 203 of the FPA for the transfer of the transmission assets of the Operating Companies to the Transco. The FERC will determine, among other things, whether the proposed Transco and the proposed SPP Partnership RTO will satisfy the four minimum requirements of FERC Order No. 2000: (1) independence; (2) adequate scope and configuration; (3) operational authority; and (4) short-term reliability. The FERC will also decide whether the proposed Transco and the proposed SPP Partnership RTO will be able to provide the eight minimum functions required of an RTO by Order No. 2000: (1) sole administration of its own tariff;
(2) congestion management; (3) resolution of parallel-path flow issues; (4) provider of last resort ancillary services; (5) Open Access Same-Time Information System ("OASIS") administration of all transmission facilities under its control; (6) market monitoring; (7) planning and expansion; and (8) interregional coordination.

                                       15.

     On December 29, 2000, ESI filed with the FERC the Transco Rate Schedules that will be included as part of the SPP Partnership RTO's tariff. As part of such rate filing, ESI seeks to terminate FERC Service Schedule MSS-2, Transmission Equalization, of the Entergy System Agreement. Entergy further understands that the SPP plans to file during the first half of 2001 a single tariff for the SPP Partnership RTO that incorporates the details of a congestion management plan. Finally, ESI, on behalf of the Operating Companies, may make another filing with the FERC at or near the time of such SPP filing, to conform the Transco Rate Schedules to the SPP tariff and the congestion management requirements.

                                       16.

        In order to enable the Transco to be operational no later than December 15, 2001, as directed by FERC Order No. 2000, ESI has asked the FERC to act on ESI's Application and the subsequent RTO-related filings by July 31, 2001. Moreover, to allow ESI to initiate the process of selecting the independent board of the Managing Member that would manage the Transco, ESI also has requested that the FERC issue a ruling on the proposed board selection process by March 1, 2001. The Managing Member is described in paragraphs 20 and 21 hereinbelow.

                               V. TRANSCO PROPOSAL
                                  ----------------

                                       17.

     Under the SPP Partnership RTO proposal, an independent Transco owning or controlling the transmission assets of the Operating Companies, and potentially of other transmission owners, will operate under the oversight, and within the umbrella, of the SPP Partnership RTO. Some of the SPP Partnership RTO's functions will be performed by the SPP, and some will be performed by the Transco. As noted above, the Operating Companies, and perhaps other owners of transmission assets, will transfer their transmission assets to the Transco in return for passive ownership interests in the Transco.

                                       18.

     The allocation of functions between the Transco and the SPP is set forth in a Memorandum of Understanding ("MOU"), which is attached hereto as ENTERGY
                                                                   -------
MISSISSIPPI EXHIBIT B. The MOU describes the responsibilities of the SPP
---------------------
Partnership RTO, which include (1) acting as regional security coordinator for the SPP and the Transco system; (2) performing Available Transmission Capacity ("ATC")/Total Transfer Capacity ("TTC") calculations; (3) fostering input by market participants into the Transco's policies; (4) overseeing the regional transmission system expansion process; and (5) providing a forum for market monitoring and dispute resolution. The Transco will have control over the portions of its transmission tariff that affect the commercial terms and conditions of the Transco's facilities and other commercial responsibilities.

                                       19.

     The MOU, which was approved by the SPP board on July 20, 2000, describes the allocation of responsibilities between the Transco and the SPP Partnership RTO. The MOU provides the general principles that will govern the SPP Partnership RTO. The development of the SPP Partnership RTO is conditioned on the implementation of these principles. The details of the congestion management plan that will apply across the SPP Partnership RTO have not yet been developed. Entergy and the SPP have reached agreement in principle on a "hybrid" congestion management approach that would use locational marginal pricing for the real-time balancing energy market and that would provide tradable transmission rights for the forward markets. A working group is currently developing details to implement this approach. Entergy Mississippi expects the details of a congestion management approach to be completed in the near future for filing with the FERC.

                                       20.

     Transmission owners, such as Entergy Mississippi, that contribute assets to the Transco will be entitled to share in the Transco's profits or losses but will hold only passive ownership interests. The business affairs of the Transco will be conducted by the Managing Member, which will be a corporation that will be established under the laws of Delaware. The Managing Member, in turn, will be governed by an independent, seven-member Board of Directors. The Managing Member Board of Directors will be selected by a Board Selection Committee, composed of representatives of various market participants, from a pool of qualified candidates identified by a nationally-recognized search firm. The Transco Implementation Plan by which the Managing Member's Board will be selected, is attached hereto as ENTERGY MISSISSIPPI EXHIBIT C.
                   -----------------------------

                                       21.

     The Managing Member's Board will be structured to ensure the independence of the Transco from the Operating Companies, any other Entergy Corporation affiliate, or any entity owning a passive interest in the Transco. The Managing Member's Board will owe the members of the Transco a fiduciary duty to maximize the value of the members' passive ownership interests in the Transco and to protect the integrity of the passive owners' capital investments. However, the Board is prohibited from considering the interests of the passive owners outside the Transco's business.

                                       22.

     Entergy Mississippi believes the transfer of the Transmission Assets to the Transco under the circumstances described above is in the public interest for several reasons. The proposal satisfies the provisions of FERC Order No. 2000 that Entergy Mississippi's transmission network be placed under independent management. Entergy Mississippi believes that the Transco, under the oversight of the SPP, will receive FERC approval as an independent RTO. The partnership structure allows for the creation of an RTO substantially larger than an Entergy-only or SPP-only RTO. Moreover, the binary RTO structure may be more attractive to other utilities than an independent system operator, a possible alternative, and should permit the voluntary formation of an even larger RTO.

                                       23.

     The establishment of the Transco is the best vehicle to facilitate the grid expansion that will be important in creating a robust wholesale power market. The Transco will be a regulated, for-profit entity that will be responsive to incentives for superior grid performance and high-quality service and can be held accountable for its commercial actions and business decisions.

                      VI. STRUCTURE OF TRANSFER TRANSACTION
                          ---------------------------------

                                       24.

     As noted above, Entergy Mississippi intends to transfer its Transmission Assets to the Transco in return for a passive ownership interest. Through a series of transactions, including the transfer of legal title, Entergy Mississippi will transfer its Transmission Assets to the Transco. Entergy Mississippi will transfer its Transmission Assets to an intermediate transmission entity ("Intermediate Transmission Entity") and then to the Transco in exchange for a passive ownership interest in the Transco. Each Operating Company will form a transmission holding company subsidiary ("Holdco") and will transfer its ownership interest in the Intermediate Transmission Entity to its Holdco. In order to further ensure the independence of the Transco, the existing indenture and other long-term debt of Entergy Mississippi allocated to the Transmission Assets will not be assumed by the Transco. Instead, there will be an interim internal debt assumption agreement between Entergy Mississippi and the Intermediate Transmission Entity. The Intermediate Transmission Entity, which will be indirectly owned by Entergy Corporation and the Operating Companies, will aggregate the transmission assets of the Operating Companies prior to their transfer to the Transco. The Intermediate Transmission Entity will obtain independent financing, the proceeds of which will be used to repay the assumed debt of Entergy Mississippi and the other Operating Companies allocable to their transmission assets. The debt issued by the Intermediate Transmission Entity will become the responsibility of the Transco upon completion of the transfer of transmission assets to the Transco. This process is explained in more detail in the Direct Testimony of Mr. Steven C. McNeal.

                               VIII. THE WITNESSES
                                     -------------

                                       25.

     Entergy Mississippi is submitting in support of its Petition the Direct Testimonies and Exhibits of Carolyn C. Shanks, ENTERGY MISSISSIPPI EXHIBIT D,
                                               -----------------------------
Frank F. Gallaher, ENTERGY MISSISSIPPI EXHIBIT E, George R. Bartlett, ENTERGY
                   -----------------------------                      -------
MISSISSIPPI EXHIBIT F, J. David Wright, ENTERGY MISSISSIPPI EXHIBIT G, Steven C.
---------------------                   -----------------------------
McNeal, ENTERGY MISSISSIPPI EXHIBIT H, and Robert M. Hawkins, ENTERGY
        -----------------------------                         -------
MISSISSIPPI EXHIBIT I. The substance of each witness's testimony may be briefly
---------------------
summarized as follows:

     a) Ms. Shanks outlines the Company's proposal in more detail, introduces the other witnesses, and explains why the proposed transfer is consistent with public interest.

     b) Mr. Gallaher discusses the process by which the Transco proposal was developed, summarizes the relevant FERC filings and requirements, explains the structure of the SPP Partnership RTO, and describes Entergy Mississippi's proposed timeline for the implementation of the Transco proposal.

     c) Mr. Bartlett describes the physical electric transmission facilities that must be separated and transferred and the transmission planning process under the SPP Partnership RTO.

     d) Mr. Wright describes the assets to be transferred by asset location, the accounting adjustments for removal of transmission plant-in-service, transfer pricing methodology, and the income tax implications of the transfer.

     e) Mr. McNeal discusses the financial issues related to the formation of the Transco, its initial capital structure, and the impact of the transfer of transmission assets and facilities on Entergy Mississippi's financial structure.

     f) Mr. Hawkins discusses how costs and savings resulting from the proposed transfer are treated under Entergy Mississippi's Formula Rate Plan Rider Schedule FRP-2.

                       IX. APPENDIX B FILING REQUIREMENTS
                           ------------------------------

                                       26.

     Pursuant to the provisions of Appendix "B", Schedule 1, of the Procedural Rules, Entergy Mississippi attaches, incorporates by reference, or seeks particularly-specified Commission disposition with respect to the following items:

     1. (For each party to the transaction, a copy of its corporate charter or articles of incorporation or, if a partnership, a copy of any written partnership agreement.) See the Joint Petition filed November 9, 2000, in Commission Docket No. 2000-UA-925.

     2. (If a party to the transaction is a foreign corporation, a copy of its authority to do business in the State of Mississippi.) Not applicable.

     3. (For each party to the transaction, the names and addresses of its board of directors, officers and any person owning fifteen percent (15%) or more of its stock. If not a corporation, the names and addresses of all owners or partners.)

     See the Joint Petition filed November 9, 2000, in Commission Docket No. 2000-UA-925.

     4. (A copy of any and all written agreements concerning the proposed sale or transfer.) See ENTERGY MISSISSIPPI EXHIBITS A and B to this Petition.
                  ------------------------------------

     5. (If any acquisition adjustment to rate base or expenses is sought, a summary of the justifications therefor together with the details of all accounting adjustments proposed to be made.) None.

     6. (A list of any other Mississippi utility operations owned, directly or indirectly, by either party.) None.

     7. (For each party to the transaction, a balance sheet for the most recent month available which shall be not less than nine months prior to the filing date.) See the Joint Petition filed November 9, 2000, in Commission Docket No. 2000-UA-925.

     8. (For each party to the transaction, an operating statement of revenues and expenses for the twelve months ending as of the date of the balance sheet.) See the Joint Petition filed November 9, 2000, in Commission Docket No. 2000-UA-925.

     9. (An exhibit listing the names and addresses of all interested persons as defined in Rule 2K all of the Commission's Rules of Practice and Procedure together with a certificate that the filing utility has served a notice of the filing upon each.)

     See ENTERGY MISSISSIPPI EXHIBIT J to this Petition.
         -----------------------------

     10. (In the case of a partial transfer or sale, the legal description of the certificated area being transferred and a reference to the orders or certificates granting said area to the transferring utility.) None.

     11. (All testimony to be relied upon at hearing.) See ENTERGY MISSISSIPPI
                                                           -------------------
EXHIBITS D, E, F, G, H, and I to this Petition.
-----------------------------


                                  X. CONCLUSION

                                       27.

     To the extent, if any, that this filing does not meet all of the technical requirements of the Commission's Procedural Rules, the Petitioners hereby respectfully move and request, pursuant to Procedural Rule 23, that compliance with such technical requirements be waived by the Commission as unnecessary, unreasonably burdensome, impossible, impractical, or not in the public interest.

                                       28.

     Entergy Mississippi respectfully submits that the transfer petitioned for in this Petition is in good faith; that the Transco will in the course of this proceeding be shown to be fit and able to perform properly the public utility services authorized by the portions being transferred of the Certificates of Public Convenience and Necessity, and to comply with the lawful rules, regulations, and requirements of the Commission; and that the transfer is and will be otherwise consistent with the public interest.

                                       29.

     Entergy Mississippi hereby further expressly reserves all of its rights insofar as any order of the Commission or any court, or action by any governmental entity, may result in confiscatory rates that constitute deprivation of property without due process of law, or in the impairment, abrogation, or breach of contracts with governmental or other entities under the contract clause or otherwise; insofar as matters in this proceeding are within the jurisdiction of the FERC the Securities and Exchange Commission ("SEC"), or any other federal or state agency; and insofar as such orders or other actions may be otherwise unlawful. Entergy Mississippi's reservation of rights is based on all applicable constitutional provisions, statutes, and rules of law, including, but not limited to, the following:

     (1) THE SUPREMACY CLAUSE OF THE UNITED STATES CONSTITUTION, ARTICLE VI, CLAUSE 2;

     (2) THE PREEMPTION DOCTRINE UNDER THE LAWS AND CONSTITUTION OF THE UNITED STATES;

     (3)  THE COMMERCE CLAUSE OF THE UNITED STATES CONSTITUTION, ARTICLE 1,
          SECTION 8, CLAUSE 3;

     (4)  THE CONTRACT CLAUSE OF THE UNITED STATES CONSTITUTION, ARTICLE 1,
          SECTION 10;

     (5) THE DUE PROCESS AND EQUAL PROTECTION CLAUSES OF THE UNITED STATES CONSTITUTION, AMENDMENT XIV, SECTION 1;

     (6) THE DUE PROCESS AND EQUAL PROTECTION CLAUSES OF THE MISSISSIPPI CONSTITUTION, ARTICLE 3, SECTION 14;

     (7)  THE CONTRACT CLAUSE OF THE MISSISSIPPI CONSTITUTION, ARTICLE 3,
          SECTION 16;

     (8) THE FEDERAL POWER ACT AND STATUTES RELATING THERETO, 16 U.S.C. SECTION 791(A), ET SEQ., AND 42 U.S.C. SECTION 7171, ET SEQ., AND REGULATIONS ADOPTED BY THE FERC;

     (9) THE PUBLIC UTILITIES HOLDING COMPANY ACT OF 1935, 15 U.S.C. SECTION 79, ET SEQ., AND STATUTES RELATED THERETO AND REGULATIONS ADOPTED BY THE SEC;

     (10) THE ATOMIC ENERGY ACT OF 1954, 42 U.S.C. SECTION 2011, ET SEQ., AND REGULATIONS ADOPTED BY THE NUCLEAR REGULATORY COMMISSION;

     (11) OTHER APPLICABLE FEDERAL LAW; AND

     (12) THE MISSISSIPPI PUBLIC UTILITIES ACT, SECTION 77-3-1 ET SEQ. (2000) AND OTHER APPLICABLE MISSISSIPPI LAW.

     WHEREFORE, PREMISES CONSIDERED, Entergy Mississippi prays that the Commission will set this matter for hearing at an early date and particularly prays that this Commission shall find that the public convenience and necessity require such hearing to be held at the earliest date available; and that process be issued by this Commission in the manner provided by law and by the Procedural Rules giving reasonable notice of the hearing hereof to all interested and other persons as in the Commission's judgment may be necessary, including the time and place of such hearing and the purpose thereof. Entergy Mississippi further prays that, upon a hearing hereof, the Commission shall find that, to the extent, if any, that this filing does not meet all of the technical requirements of the Commission's Procedural Rules, the Petitioners compliance with such technical requirements is unnecessary, unreasonably burdensome, impossible, impractical, or not in the public interest and that the Commission therefore shall order such requirements waived pursuant to its rules.

     Entergy Mississippi further prays that, upon a hearing hereof, the Commission shall find that the transfer is and will be in good faith; that the Transco is and will be fit and able to perform public utility services authorized by the portions being transferred of the Certificates of Public Convenience and Necessity, and to comply with all lawful rules, regulations, and requirements of the Commission; and that the transfer is and will be otherwise consistent with the public interest; and that, upon such finding, the Commission shall approve the transfer petitioned for in this Petition.

     Entergy Mississippi further prays that the Commission (A) approve the transfer of Entergy Mississippi's electric transmission facilities and assets, including (i) all physical electric transmission equipment and facilities and
(ii) those portions of all easements, rights-of-way, land rights, related property and property rights, Certificates of Public Convenience and Necessity, operating rights, and any and all other rights, privileges, and licenses of every type, kind, or character, from whatever source obtained, including statutory and legal rights, that may be reasonably necessary, appropriate, or useful for the ownership, operation, maintenance, construction, extension, or acquisition of electric transmission facilities and assets, referred to collectively in this Petition as Transmission Assets, to an independent electric transmission company, referred to in this Petition as the Transco, all as fully set out in and described in this Petition and the supporting testimony and exhibits, and (B) grant the Company all other necessary and proper relief.

     Entergy Mississippi prays for such other, further, and general relief as may be necessary, beneficial, or required.

     This the      day of January 2001.
              ----

                                        Respectfully submitted,

                                        ENTERGY MISSISSIPPI, INC.


                                        By:
                                           ------------------------------------
                                         ROBERT C. GRENFELL
                                         DIRECTOR, REGULATORY AFFAIRS DEPARTMENT
                                         ENTERGY MISSISSIPPI, INC.


WISE CARTER CHILD & CARAWAY
Professional Association
401 East Capitol Street
Suite 600
Post Office Box 651
Jackson, Mississippi   39205
(601) 968-5500

STATE OF MISSISSIPPI

COUNTY OF HINDS


     Personally appeared before me, the undersigned authority in and for the jurisdiction aforesaid, Robert C. Grenfell, who after being by me first duly sworn, stated that he is Director of Regulatory Affairs Department of Entergy Mississippi, Inc. and that as such is fully authorized to make this affidavit; and further stated that the matters and things contained in the foregoing Petition are true, accurate, and correct as therein set forth to the best of his knowledge, information, and belief.


                                        ---------------------------------------
                                        Robert C. Grenfell
                                        Director, Regulatory Affairs Department
                                        Entergy Mississippi, Inc.


     SWORN TO AND SUBSCRIBED before me, this the                day of January
                                                 --------------
2001.


----------------------------------           ----------------------------------
                                             NOTARY PUBLIC


My Commission Expires:


----------------------------------

                        RULE 6L(3) CERTIFICATE OF SERVICE

     I, HENDERSON S. HALL, JR., one of the attorneys for Entergy Mississippi, Inc., hereby certify that on this day I have had hand-delivered fourteen (14) copies of the above and foregoing Petition to:

                    Brian U. Ray
                    Executive Secretary
                    Mississippi Public Service Commission
                    19th Floor
                    Walter Sillers State Office Building
                    Jackson, Mississippi 39201

and that on this day I have had hand-delivered one (1) copy of the Petition to:

                    Robert G. Waites
                    Executive Director
                    Mississippi Public Utilities Staff
                    17th Floor
                    Walter Sillers State Office Building
                    Jackson, Mississippi 39201

                    George Fleming
                    General Counsel
                    Mississippi Public Utilities Staff
                    17th Floor
                    Walter Sillers State Office Building
                    Jackson, Mississippi  39201

and that, in the filing of the Petition, I have complied with Rule 6L of the Commission's Public Utilities Rules of Practice and Procedure.

     I further certify that I have provided a copy of the Petition to:

                    Wm. Bruce McKinley
                    Attorney, Commission Staff
                    Mississippi Public Service Commission
                    19th Floor
                    Walter Sillers State Office Building
                    Jackson, Mississippi  39201


     This the     day of January 2001.
              ----


                                        ---------------------------------------
                                        HENDERSON S. HALL, JR.
                                        MSB No. 2797
                                        ATTORNEY FOR ENTERGY MISSISSIPPI, INC.


WISE CARTER CHILD & CARAWAY
Professional Association
401 East Capitol Street
Suite 600
Post Office Box 651
Jackson, Mississippi   39205
(601) 968-5500